UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 17, 2020

Monaker Group, Inc.

(Exact name of Registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

001-38402	26-3509845
(Commission File Number)	(I.R.S. Employer Identification No.)

2893 Executive Park Drive, Suite 201

Weston, Florida 33331

(Address of principal executive offices zip code)

(954) 888-9779

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value Per Share	MKGI	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Sale of Verus Series A Preferred Stock

On January 22, 2020, the Company entered into Stock Purchase Agreements with William Kerby, the Chief Executive Officer and director of the Company (“Kerby”), (the “Purchaser” and the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, the Company agreed to sell the Purchaser 1,562,500 shares of restricted Series A Convertible Preferred Stock of Verus International, Inc. (formerly known as RealBiz Media Group, Inc. (“Verus”), which the Company then held (out of the 31,970,101 shares of Series A Convertible Preferred Stock of Verus which the Company then held) for an aggregate of $25,000, or $0.016 per share. The purchase price for the Verus shares was determined by the Board of Directors of the Company, based on among other things, the recent trading prices of Verus’ common stock on the OTCQB Market, as publicly reported. The sale contemplated by the Stock Purchase Agreement closed on January 22, 2020.

The above summary of the Stock Purchase Agreement is qualified in its entirety by reference to the actual terms and conditions of the Stock Purchase Agreement, which is filed as Exhibit 10.1 and incorporated into this Item 1.01 by reference in its entirety.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)

On January 17, 2020, Mr. Omar Jimenez, the Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary of Monaker Group, Inc. (the “Company”), provided notice of his resignation as an officer of the Company, effective on January 31, 2020. His resignation was not the result of a disagreement with the Company.

On January 23, 2020, and to be effective on February 1, 2020, the Company appointed (a) Mr. Sirapop ‘Kent’ Taepakdee, the Controller of the Company, who has been serving as the principal financial officer and principal accounting officer of the Company since October 9, 2019, as the Vice President of Finance, acting Chief Financial Officer, Treasurer, and Secretary of the Company (executive officer positions); and (b) Mr. Tim Sikora (who had previously been serving as the Chief Information Officer (as a non-executive officer) of the Company as the Chief Operating Officer and the Chief Information Officer (executive officer positions) of the Company.

Mr. Taepakdee and Mr. Sikora are not a party to any material plan, contract or arrangement (whether or not written) with the Company.

Mr. Taepakdee and Mr. Sikora are not a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

There are no family relationships between any director or executive officer of the Company, including, but not limited to Mr. Taepakdee and Mr. Sikora.

Mr. Taepakdee’s biographical information was disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 11, 2019, which is incorporated by reference herein.

Mr. Sikora’s biographical information is disclosed below:

Mr. Tim Sikora, age 46

Mr. Sikora joined the Company as Chief Information Officer (non-executive) in October 2019, where he is responsible for managing all of the Company’s information technology (IT), including the ongoing integrations of travel distributors with the Company’s Monaker Booking Engine (MBE), a customizable, instant-booking platform and managing the Company’s technical teams. Mr. Sikora served as director of North America Sales at The Boeing Company, the world’s largest aerospace company, prior to joining the Company, from May 2013 to October 2019. Prior to working with Boeing, he managed and led the expansion of two IT services companies: Peak 10, a leading data center and cloud services company, where he served as Director Information Technology Service Delivery from July 2012 to May 2013, and CIBER, Inc., a global information technology infrastructure services provider, where he served as Information Technology Infrastructure Service Delivery Manager from November 2010 to July 2012. Prior to that, from November 2007 to November 2010, Mr. Sikora served as director of Information Technology End User Services at US Airways, Inc. While there, Mr. Sikora led the airline’s integration of IT end-user platforms following its merger with America West and was responsible for governing IT resource planning, budgeting, and operational management for end-user services. Prior to joining US Airways, Mr. Sikora served as VP of Airline Operations and Chief Information Officer at Caribbean Sun Airlines Holdings (September 2005 to November 2007), where he directed all IT and airline resource planning, budgeting and operational initiatives. Prior to that, Mr. Sikora served as manager of Information technology at DHL Airways, a $500 million cargo airline where he directed the Information Technology group, a provider of contract aircraft services to DHL Worldwide Express. Mr. Sikora has also held several other software development positions, including at Midwest Express Airlines. Mr. Sikora received a Bachelor’s of Science in Business Administration (Magna Cum Laude) and a Master’s of Science in Leadership, from Embry-Riddle Aeronautical University.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Stock Purchase Agreement between Monaker Group, Inc. and William Kerby, dated January 22, 2020, relating to the sale of Verus International, Inc. Series A Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONAKER GROUP, INC.

Date: January 23, 2020	By:	/s/ William Kerby
		Name:	William Kerby
		Title:	Chief Executive Officer